UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CALLWAVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALLWAVE, INC.

136 West Canon Perdido, Suite A

Santa Barbara, CA 93101

October 31, 2005

Dear Stockholder,

We cordially invite you to attend our 2005 annual meeting of stockholders to be held at 10:00 a.m., Pacific Time, on Tuesday, December 13, 2005 at the Center Stage Theater located at 751 Paseo Nuevo, Santa Barbara, 93101. The attached notice of annual meeting and proxy statement describe the business that we will conduct at the meeting and provide information about CallWave, Inc., that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. If you hold your shares through a broker, then you also may be able to vote your shares on the Internet or by telephone. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your cooperation.

Sincerely,

/s/ David F. Hofstatter
DAVID F. HOFSTATTER
President and Chief Executive Officer

CALLWAVE, INC.

136 W. Canon Perdido Street, Suite A

Santa Barbara, CA 93101

October 31, 2005

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TIME: 10:00 a.m.

DATE: December 13, 2005

PLACE: Center Stage Theater, 751 Paseo Nuevo, Santa Barbara 93101

PURPOSES:

1. To elect two (2) Class I directors to serve until our 2008 Annual Meeting of Stockholders.

2. To ratify the Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2006.

3. To approve an amendment to the Company’s Certificate of Incorporation to limit the liability of directors of the Company to the fullest extent permitted under the Delaware General Corporation Law.

4. To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments thereof.

WHO MAY VOTE:

You are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournments thereof if you were the record owner of CallWave, Inc. common stock at the close of business on October 31, 2005. A list of stockholders of record will be available for inspection at the meeting and, during the 10 days prior to the meeting, at the above address.

By Order of the Board of Directors

/s/ David S. Trandal
DAVID S. TRANDAL
Secretary

CALLWAVE, INC.

136 W. Canon Perdido Street, Suite A

Santa Barbara, CA 93101

PROXY STATEMENT FOR THE CALLWAVE, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send this Proxy Statement to Me?

We sent this proxy statement and the enclosed proxy card to you because our board of directors is soliciting your proxy to vote at the 2005 annual meeting of stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know in order to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker, then you also may be able to vote your shares either via the Internet or by telephone.

On or about November 3, 2005, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders who owned our common stock at the close of business on October 31, 2005, are entitled to vote at the annual meeting. On this record date, there were 20,611,714 shares of our common stock outstanding. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our fiscal year 2005 Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended June 30, 2005.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

You may vote in person at the meeting or by signing and mailing your proxy card. If you hold your shares through a broker, you also may be able to vote your shares on the Internet or by telephone. If applicable, detailed instructions for Internet and telephone voting are attached to your proxy.

How Do I Vote by Proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote at the annual meeting.

If you properly fill in your proxy card and send it to us in time, then your “proxyholder” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors.

How Does our Board of Directors Recommend That I Vote on the Proposals?

Our board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for Class I directors; and

•	“FOR” ratification of the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending June 30, 2006; and

•	“FOR” the proposed Amendment to the Certificate of Incorporation to limit the liability of directors to the fullest extent permitted under the Delaware General Corporation Law.

If any other matter is presented for a vote of the stockholders at the annual meeting, then your proxyholder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that are expected to be acted upon at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	You may send in another proxy with a later date;

•	If applicable, you may vote either via the Internet or by telephone at a later date;

•	You may notify our Secretary in writing before the annual meeting that you have revoked your proxy; or

•	You may vote in person at the annual meeting.

How Do I Vote in Person?

If you plan to attend the annual meeting and vote in person, then we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, then you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on October 31, 2005, the record date for voting.

What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Directors	The two nominees for director who receive the most votes (also known as the “plurality” of votes) will be elected.

Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditors.

Proposal 3: Approve Amendment to Certificate of Incorporation	The affirmative vote of a majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the proposed amendment to our Certificate of Incorporation.

What is the Effect of Broker Non-Votes, Withholdings and Abstentions?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted toward the vote total for each proposal, and will have the same effect as “Against” votes. So-called “broker non-votes” will not be counted toward the vote total for any proposal. These rules are further explained in the following paragraphs:

•	Withholdings: Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote.

•	Abstentions: Because abstentions are treated as shares present or represented and entitled to vote at the annual meeting, an abstention with respect to Proposal 2 or Proposal 3 has the same effect as a vote against the Proposal.

•	Broker Non-Votes: If your broker holds your shares in its name, then your broker will be entitled to vote your shares on Proposal 1 even if it does not receive instructions from you. If your broker cannot vote your shares on a particular matter because it does not have instructions from you or discretionary voting authority on that matter, then this is referred to as a “broker non-vote.” Shares subject to a broker non-vote are considered to be present and represented for purposes of establishing a quorum, but are not considered as “entitled to vote” on any matter for which the broker has not received instructions. Therefore, they will not be counted for purposes of determining the vote required on Proposals 2 and 3 if your broker does not have authority to vote on those matters.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We allow only our Inspector of Election to examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. On the record date, there were 20,611,714 shares outstanding and entitled to vote. Thus, 10,305,858 shares must be represented by stockholders present at the annual meeting in person or by proxy in order for there to be a quorum for the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 10:00 a.m., on December 13, 2005 at the Center Stage Theater, 751 Paseo Nuevo, Santa Barbara, California 93101. The theater is located above California Pizza Kitchen in the Paseo Nuevo Mall. You need not attend the annual meeting in order to vote.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have three options for submitting their vote: (1) via the Internet (please see your proxy card for instructions) or (2) by phone (please see your proxy card for instructions), or (3) by mail, using the enclosed paper proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, then you also may submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending December 31, 2005.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by July 6, 2006, to our Secretary at 136 West Canon Perdido, Suite A, Santa Barbara, California 93101. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, then generally you must do so no later than the close of business on August 5, 2006, and no earlier than the close of business on July 6, 2006. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us before August 5, 2006, then our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, Mellon Investor Services, by calling their toll free number, 1-800-853-4960.

If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our stockholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your shares are registered in your own name, please contact our transfer agent, Mellon Investor Services, and inform them of your request by calling them at 1-800-853-4960 or writing them at 400 South Hope Street, 4th Floor, Los Angeles, CA 90071.

•	If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 20, 2005 for (a) the executive officers named in the “Summary Compensation Table” of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of October 20, 2005 pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based upon 20,610,714 shares of our common stock outstanding on October 20, 2005. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o CallWave, Inc., 136 W. Canon Perdido Street, Suite A, Santa Barbara, California 93101.

	Shares Issuable Pursuant to Options/Warrants Exercisable Within 60 Days of October 20, 2005	Shares of Common Stock Beneficially Owned
Name and address of Beneficial Owner		Number	Percent
Stockholders owning approximately 5% or more
Insight Venture Associates IV, LLC (1)	0	3,029,996	14.7%
New Millennium Partners, and affiliated entities (2)	0	1,215,091	5.9%
Wheatley Partners, and affiliated entities (3)	0	1,376,014	6.7%
Directors and Executive Officers
Peter V. Sperling (4)	16,740	3,912,371	19%
Jerry Murdock (1) (5)	16,740	3,046,736	14.8%
David F. Hofstatter	62,500	1,703,362	8.2%
David S. Trandal	8,250	716,459	3.5%
C. Stephen Cordial	12,500	12,500	0.1%
John M. Greathouse	85,000	145,000	0.7%
Adrian van Haaften	10,417	10,417	0.1%
David A. Giannini	87,500	87,500	0.4%
Jeffrey O. Henley (6)	52,740	52,740	0.3%
Michael S. Noling (7)	16,740	16,740	0.1%
Executive officers and directors as a group (10 persons)	369,127	9,703,825	46.3%

*	Represents beneficial ownership of less than one percent of our common stock.
(1)	Stock ownership is based on Schedule 13G filed with the SEC on February 14, 2005. This report indicates that (i) 2,395,490 shares are held by Insight Venture Partners IV, LP; (ii) 320,256 shares are held by Insight Venture Partners IV (Co-Investors), LP; (iii) 295,217 shares are held by Insight Venture Partners IV Fund B, LP; and (iv) 19,033 shares are held by Insight Venture Partners (Cayman) IV, LP (together with Insight Venture Partners IV, LP, Insight Venture Partners (Co-Investors) IV, LP, and Insight Venture Partners IV Fund B, LP, or the Insight Funds). Insight Ventures Associates IV, LLC is located at 680 Fifth Avenue, New York, New York 10019. Mr. Murdock, a director of our company, may be deemed to beneficially own the shares held by the Insight Funds because he is the designated managing member of Insight Associates, the general partner of the Insight Funds and, therefore, has voting and dispositive power over such shares. The foregoing is not an admission by Insight Associates or Mr. Murdock that such persons are the beneficial owners of the shares held by the Insight Funds. Mr. Murdock disclaims beneficial ownership of the shares and options held by the Insight Funds, except to the extent of his pecuniary interest therein.

(2)	Stock ownership is based on Schedule 13G filed with the SEC on February 14, 2005. This report indicates that (i) 375,000 shares are held by New Millennium Partners–CallWave, LP; (ii) 584,422 shares held by New Millennium Partners II, LP; and (iii) 255,669 shares held by New Millennium Partners II (Non-Q), LP. New Millennium Partners is located at 222 Columbus Avenue, Suite 412, San Francisco, California 94133.
(3)	Stock ownership is based on Schedule 13G filed with the SEC on January 19, 2005. This report indicates that: (i) 169,999 shares held by Barry Rubenstein; (ii) 401,971 shares held by Wheatley Partners III, LP; (iii) 119,579 shares and a warrant to purchase 15,000 shares held by Woodland Venture Fund; (iv) 114,783 shares held by Wheatley Partners, LP; (v) 110,418 shares and a warrant to purchase 11,250 shares held by Woodland Partners; (vi) 94,579 shares and a warrant to purchase 15,000 shares held by Seneca Ventures; (vii) 87,966 shares held by Wheatley Associates III, LP; (viii) 85,971 shares held by Wheatley Foreign Partners III, LP; (ix) 59,912 shares held by Wheatley Partners I, LP; (x) 23,612 shares and a warrant to purchase 7,500 shares held by Brookwood Partners; and (xi) 9,724 shares held by Wheatley Foreign Partners. Mr. Rubenstein disclaims beneficial ownership of the shares and warrants held by the affiliated entities listed above, except to the extent of his pecuniary interest therein.
(4)	Includes: (i) 3,087,003 shares; (ii) 808,628 shares held by the John G. Sperling, 1994 Irrevocable Trust; and (iii) 16,740 shares issuable upon the exercise of options that are exercisable within 60 days of October 20, 2005.
(5)	Includes 16,740 shares of common stock subject to outstanding options which are exercisable within the next 60 days of October 20, 2005.
(6)	Mr. Henley was elected to the board of directors on June 30, 2004, at which date Mr. Henley held 36,000 shares of common stock issuable upon the exercise of stock options, of which 36,000 are currently exercisable, including options that become exercisable within 60 days of October 20, 2005. Mr. Henley also holds 16,740 shares issuable upon the exercise of options that are exercisable within 60 days of October 20, 2005.
(7)	Mr. Noling was elected to the board of directors on July 1, 2004. Mr. Noling holds 16,740 shares issuable upon the exercise of options that are exercisable within 60 days of October 20, 2005.

MANAGEMENT

The Board of Directors

Our Bylaws provide that our business is to be managed under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of six (6) members, classified into three classes as follows: (1) Mr. Henley and Mr. Noling are the Class I directors with a term ending at the 2005 annual meeting of stockholders; (2) Mr. Trandal is the sole Class II director with a term ending at the 2006 annual meeting of stockholders; and (3) Mr. Sperling, Mr. Hofstatter and Mr. Murdock are the Class III directors with a term ending at the 2007 annual meeting of stockholders.

On October 12, 2005, our board of directors accepted the recommendation of our Corporate Governance and Nominations Committee and voted to nominate Mr. Henley and Mr. Noling for reelection as Class I directors at the annual meeting of stockholders for a term of three years to serve until our 2008 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of October 31, 2005, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company
Peter V. Sperling (2) (3)	45	Chairman and Director
David F. Hofstatter	45	President and Chief Executive Officer; Director
David S. Trandal	47	Vice President of Operations, Secretary and Director
Jerry Murdock (1) (2) (3)	47	Director
Jeffrey O. Henley (1)	60	Director
Michael S. Noling (1) (2) (3)	67	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee
(3)	Member of the corporate governance and nominating committee.

Peter V. Sperling is a co-founder and has been our chairman since December 1999. Since 1998, Mr. Sperling has served as senior vice president of Apollo Group, Inc., the parent company of the University of Phoenix. Mr. Sperling also serves on the board of directors of Apollo Group, Inc. Mr. Sperling is also the chairman and a founder of Communication Services, Inc., a communications tower developer. Mr. Sperling received a bachelor of arts degree in economics from the University of California, Santa Barbara, and a masters of business administration degree from the University of Phoenix.

David F. Hofstatter is a co-founder and has served as a director since our inception. Mr. Hofstatter served as our acting chief executive officer from November 2002 through November 2003 and was named chief executive officer in November 2003. He has served as our president from March 2000 to November 2003 and previously served as our executive vice president from January 1999 to March 2000. Mr. Hofstatter received a bachelor of arts degree in economics from the University of California, Santa Barbara.

David S. Trandal is a co-founder and has served as our vice president of operations, secretary and a director since our inception. Mr. Trandal has also served as president of Liberty Telecom, LLC, our wholly-owned subsidiary, since March 1999. Mr. Trandal received a bachelor of science degree in engineering from the University of Arizona and a masters of science degree in engineering from Stanford University.

Jerry Murdock has served as a director since February 2004. Since January 1996, Mr. Murdock has been a managing director of Insight Venture Partners and affiliates. Mr. Murdock is a member of the board of directors of Quest Software, an enterprise software company. Mr. Murdock received a bachelor of arts degree in political science from San Diego State University.

Jeffrey O. Henley has served as a director since June 2004. Since January 2004, Mr. Henley has served as chairman of Oracle Corporation, a software company. From May 1991 to July 2004, Mr. Henley served as the chief financial officer and executive vice president of Oracle Corporation. Mr. Henley received a bachelor of arts degree in economics from the University of California, Santa Barbara, and a masters of business administration in finance from the University of California, Los Angeles.

Michael S. Noling has served as a director since July 2004. Mr. Noling has been a member of the board of directors of Web Associates, Inc., a company providing product support for website applications, since February 2000 and has served as a member of the board of directors and chairman of the audit committee of EarthShell Corporation, a food service packaging company, from March 2001 to May 2002. Mr. Noling previously served as president and chief executive officer of Wavefront Technologies, a software company, from September 1993 to June 1995. From 1995 until 2000, Mr. Noling served as a member of the board of directors of numerous private companies. Mr. Noling received a bachelor of science degree in engineering, a bachelor of arts degree in commerce and a masters of business administration degree, all from the University of Wisconsin, Madison.

Our board of directors has reviewed the qualifications of each of its members and determined that all members the Audit Committee, as well as the following named directors, are “independent,” as such term is defined under the listing standards of Nasdaq:

Peter V. Sperling

Jerry Murdock

Jeffrey O. Henley

Michael S. Noling

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended June 30, 2005 there were 11 meetings of our board of directors, and the various committees of the board met a total of 10 times. No director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he served during fiscal 2005, with the exception of Mr. Murdock, who did not attend either of the compensation committee meetings. We currently do not have a formal policy regarding director attendance at our annual meetings of stockholders. However, it is expected that a majority of the directors will be in attendance.

Audit Committee. Our audit committee currently has three members, Messrs. Noling (Chairman), Murdock, and Henley. The Board has determined that all members of our Audit Committee are “independent,” as such term is defined for purposes of Nasdaq’s listing standards. The purpose of our audit committee is to oversee our accounting, reporting and financial practices, our compliance with legal and regulatory requirements applicable to auditing and the performance of the independent auditors and our Chief Financial Officer. Specific responsibilities of our audit committee include:

•	appointing, compensating, and overseeing the work of any independent auditors engaged for the purpose of preparing or issuing an audit report;

•	pre-approving all audit and permissible non-audit services to be provide by the independent auditors;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm, as required by applicable laws;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the SEC requires in our annual proxy statement.

The audit committee held eight (8) meetings during fiscal 2005.

Compensation Committee. Our compensation committee currently has three members, Messrs. Sperling (Chairman), Noling and Murdock. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers, directors and employees. Specific responsibilities of our compensation committee include:

•	reviewing and determining the compensation of our chief executive officer;

•	administering our stock incentive and other equity-based plans; and

•	reviewing and making recommendations to our board with respect to incentive compensation and equity plans.

Please also see the report of the compensation committee set forth elsewhere in this proxy statement. The committee held two (2) meetings during fiscal 2005.

Corporate Governance and Nominating Committee. Our nominating and corporate governance committee has three members, Messrs. Sperling (Chairman), Murdock and Noling. The purpose of our corporate governance and nominating committee is to assist our board of directors by identifying individuals qualified to become members of our board of directors and to develop our corporate governance principals. Specific responsibilities of our corporate governance and nominating committee include:

•	identifying, evaluating and recommending nominees to our board of directors and committees of our board of directors;

•	conducting searches for appropriate directors;

•	evaluating the performance of our board of directors and of individual directors; and

In order to nominate a candidate to be considered for election as a director at the 2006 Annual Meeting of Stockholders using the procedures set forth in our Bylaws, a stockholder must follow the procedures described in “When are stockholder proposals due for next year’s annual meeting?” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the Nominating Committee by mail at 136 W. Canon Perdido Street, Suite A, Santa Barbara, CA 93101. The committee did not hold any formal meeting during fiscal 2005. The committee did hold a meeting after the end of the fiscal year to make recommendations to the Board for the nomination of Class I directors for election at the annual meeting of stockholders.

A copy of the nominating and corporate governance committee’s written charter is publicly available on the Company’s website at www.callwave.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Chief Financial Officer at 805-690-4100. Any stockholder who wishes to address questions regarding our business directly with our board of directors, any board committee or any individual director, should direct such questions or other communications in writing to the Chief Financial Officer, CallWave, Inc., 136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101.

Compensation of Directors

During the fiscal year ended June 30, 2005, non-employee directors received an annual fee of $25,000, payable in equal quarterly installments, plus a fee of $1,000 for each meeting of the board of directors attended in person, or $500 for each board meeting they attend via teleconference. The chairman of the audit committee receives $5,000 in annual cash compensation, the chairman of the compensation committee and the chairman of the corporate governance and nominating committee each receives $3,000 annually. Each non-employee board member will also receive $500 for each committee meeting that member attends. We reimburse our non-employee directors for reasonable and actual travel and lodging expenses of attending in person meetings of the board and of committees. We also grant to each of our non-employee directors an annual nonqualified stock option, vesting over a two-year period, to purchase a number of shares representing one-tenth of one percent, or 0.1%, of our fully-diluted outstanding shares. For the fiscal year ended June 30, 2005, that number represented 18,334 shares of our common stock.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We do not have employment agreements with all executive officers.

Name	Age	Position with the Company
C. Stephen Cordial	54	Chief Financial Officer
John M. Greathouse	43	Executive Vice President of Sales and Business Development
David A. Giannini	40	Vice President of Engineering
Adrian van Haaften	43	Chief Marketing Officer

C. Stephen Cordial initially served as our interim chief financial officer from May 31, 2005 to August 15, 2005 when he was named chief financial officer. Before joining CallWave, Mr. Cordial served as vice president and chief financial officer for Somera Communications, Inc., a leading global provider of telecommunications network asset management solutions. His career includes more than 20 years of operating and financial management experience in the telecommunications and semiconductor industries. He was chief financial officer of Xylan Corporation, later acquired by Alcatel, and PMC-Sierra, Inc., and earlier held management positions at Texas Instruments Incorporated. Mr. Cordial earned his bachelor degree from the Stanford University and masters in business administration from Santa Clara University.

John M. Greathouse has served as our executive vice president of sales and business development since August 2004. From August 1999 to August 2004, Mr. Greathouse served as chief financial officer and senior vice president of strategic development for Citrix Online, an online access, support and collaboration software and services company. From January 1994 to August 1999, Mr. Greathouse served as the chief financial officer and vice president of business development at Computer Motion, Inc., a medical robotics company. Mr. Greathouse received a bachelor of science degree in accounting from the University of Maryland and a masters of business administration degree from the Wharton School at the University of Pennsylvania.

David A. Giannini has served as our vice president of engineering since December 2000. From April 2000 to December 2000, Mr. Giannini also held the position of engineering director. From June 1986 to April 2000,

Mr. Giannini served as technical manager for Digital Sound Company, a digital signal processing technology company. Mr. Giannini received a bachelor of science degree and a masters of science degree, both in computer science, from the University of California, Santa Barbara.

Adrian van Haaften has served as our chief marketing officer since January 26, 2005. Before joining CallWave, Mr. van Haaften served as vice president of strategic partnerships at MyPoints, a loyalty rewards marketing company. Prior to joining MyPoints, Mr. van Haaften served as president and chief executive officer of OpenGrid, a mobile technology provider to the travel industry. Mr. van Haaften also served as chief executive officer of Laptop Lane, an established provider of airport internet access services. In addition, Mr. van Haaften held management positions at Emmperative, Westin Hotels and Pan Pacific Hotels & Resorts. Mr. van Haaften graduated from the University of British Columbia with a bachelors degree.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the total compensation awarded to or earned during the fiscal years ended June 30, 2005 and 2004 by our chief executive officer and by each of our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000. We refer to these persons elsewhere in this proxy statement as our “named executive officers.”

	Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation

Name and Principal Position		Salary	Bonus	Other Annual Compensation	Securities Underlying Options (1)
David F. Hofstatter (2)	2005	$230,865	$27,000	$—	60,000	$—
President and Chief	2004	216,827	50,000	—	120,000	—
Executive Officer; Director

C. Stephen Cordial (3)	2005	9,519	—	—	—	—
Chief Financial Officer	2004	—	—	—	—	—

John M. Greathouse (4)	2005	161,538	41,972	—	210,000	—
Executive Vice President of	2004	—	—	—	—	—
Sales and Business
Development

David A. Giannini	2005	190,000	50,250	—	—	—
Vice President of Engineering	2004	187,885	20,000	—	36,000	—

Adrian van Haaften (5)	2005	72,692	—	—	50,000	10,033	(7)
Chief Marketing Officer	2004	—	—	—	—	—

Jason S. Spievak	2005	210,288	31,500	—	30,000	—
Ex-Chief Financial Officer	2004	200,000	—	—	341,522	—

(1)	All options are exercisable for shares of common stock.
(2)	Mr. Hofstatter served as our acting chief executive officer from November 2002 through December 2003 and was named chief executive officer in December 2003.
(3)	Mr. Cordial commenced employment with us as interim chief executive officer on May 31, 2005 and was named chief financial officer on August 15, 2005 at an annual base salary of $275,000.
(4)	Mr. Greathouse commenced employment with us on August 11, 2004 at an annual base salary of $200,000.
(5)	Mr. van Haaften commenced employment with us on January 26, 2005 at an annual base salary of $225,000.
(6)	Represents relocation reimbursement of $10,033.

Option Grants in Our Last Fiscal Year

The following table sets forth information concerning stock options granted during fiscal 2005 to each of our named executive officers.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(s)(2)

	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in 2004	Exercise Price ($/Share)	Expiration Date

					5%	10%
David F. Hofstatter	60,000	10%	$5.39	6/16/2010	$203,385	$515,416
C. Stephen Cordial	—	—	—	—	—	—
John M. Greathouse	210,000	36%	10.00	8/30/2014	1,320,679	3,346,859
David A. Giannini	—	—	—	—	—	—
Adrian van Haaften	50,000	9%	5.39	6/16/2010	169,487	429,514
Jason S. Spievak	30,000	5%	5.39	6/16/2010	101,692	257,708

(1)	The options granted to the above named executive officers are incentive stock options to the extent allowed by law. One-eighth of the shares vest on the six-month anniversary of the date of grant, and thereafter 1/48th of the shares vest at the end of each month.
(2)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rates, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual value realized, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment with us through the option exercise period and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows the aggregate value of options held by each named executive officer as of June 30, 2005 and options exercised by such officers during our last fiscal year. The value of the unexercised in-the-money options at fiscal year end is based on a value of $5.00 per share, the closing price of our stock on the Nasdaq Stock Market on June 30, 2005 (the last trading day of the fiscal year), less the per share exercise price.

	Shares Acquired on Exercise	Realized Value(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of the Unexercised In-the-Money Options at Fiscal Year-End
Name			Exercisable(2)	Unexercisable(3)	Exercisable	Unexercisable
David F. Hofstatter	—	$—	40,000	140,000	$90,000	$180,000
C. Stephen Cordial	—	—	—	—	—	—
John M. Greathouse	—	—	43,750	166,250	—	—
David A. Giannini	—	—	79,000	29,000	225,000	72,500
Adrian van Haaften	—	—	—	50,000	—	—
Jason S. Spievak	556,961	1,734,342	—	—	—	—

(1)	Fair market value of underlying securities at exercise minus the exercise price.
(2)	Each of the exercisable options listed above that were outstanding as of the date of our initial public offering may be exercised at any time, whether vested or unvested. Upon the exercise of an unvested option or the unvested portion of an option, the holder will receive shares of restricted stock with a vesting schedule the same as the vesting schedule previously applicable to the option.
(3)	Each of the outstanding unexercisable options listed will become exercisable in accordance with the vesting schedule of such options.

Equity Compensation Plan

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2005.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,502,170	$3.48	3,124,763
Equity compensation plans not approved by security holders	—	—	—

Total	2,502,170	$3.48	3,124,763

Our 2004 Stock Incentive Plan includes an “evergreen” provision under which, as of each July 1st, there are set aside under that Plan a number of additional shares equal to the smallest of (i) five percent (5.0%) of the number of shares of stock issued and outstanding on the immediately preceding June 30, (ii) one million two hundred thousand (1,200,000) shares, or (iii) such lesser number of shares as is determined by the Board. As of June 30, 2005, there were 19,798,654 shares of Common Stock issued and outstanding. The Board has approved setting aside under that Plan a number of additional shares equal to five percent (5.0%) of the number of shares of stock outstanding as of June 30, 2005, or an additional 989,933 shares.

Employment Agreements and Change in Control Provisions

We have entered into written employment agreements with Mr. Hofstatter, Mr. Greathouse, Mr. van Haaften, and Mr. Cordial. Each of the employment agreements has the following principal terms:

On April 27, 2004, we entered into an employment agreement with Mr. Hofstatter, our President and Chief Executive Officer, which provides for an annual base salary of $200,000, a discretionary bonus of up to $60,000 and eligibility to receive a stock option for up to 60,000 shares of common stock. The agreement is terminable at will by either party at any time, but provides for severance payments equal to 12 months salary and health insurance premiums in the event of termination of the employee by us without cause, or by the employee following a change of control of the company or because we fail to meet our obligations under the employment agreement, reduce his compensation or certain key benefits, materially reduce his duties and authority, or require him to relocate more than 25 miles away from Santa Barbara, California.

On August 23, 2004, we entered into an employment agreement with Mr. Greathouse, our Executive Vice President of Sales and Business Development. The agreement provides for an annual base salary of $200,000, a discretionary cash bonus of up to 65% of Mr. Greathouse’s salary, and eligibility to receive a stock option for up to 21,000 shares of common stock. Mr. Greathouse also received, upon commencement of employment with us, stock options for a total of 210,000 shares of common stock. The agreement is terminable at will by either party at any time, but provides for severance payments equal to 12 months salary and health insurance premiums and acceleration of stock option awards in the event of termination of the employee by us without cause, or by the employee following a change of control of the company.

On January 26, 2005, we entered into an employment agreement with Mr. van Haaften, our Chief Marketing Officer. The agreement provides for an annual base salary of $225,000, discretionary bonus of up to 30% of Mr. van Haaften’s salary, and eligibility to receive 50,000 stock options. Mr. van Haaften is also eligible for 30,000, 10,000 and 10,000 additional stock options at each of the next three yearly anniversaries of his employment. The agreement is terminable at will by either party at any time, but after the first 12 months of employment provides for severance payments equal to three (3) months salary in the event of termination of the employee by the company for any reason other than misconduct or disability.

Effective May 31, 2005, we entered into an employment agreement with Mr. Cordial, under which we employed Mr. Cordial as our chief financial officer at an annual base salary of $275,000, with eligibility for a discretionary cash bonus in such amount as we may have determined to be appropriate. That agreement was terminable by us or by Mr. Cordial at any time upon sixty (60) days’ advance written notice. On August 15, 2005, we entered into an amended and restated agreement with Mr. Cordial. This restated agreement provides for an annual base salary of $275,000, discretionary cash bonus of up to 25% of Mr. Cordial’s salary, and eligibility to receive stock options for 100,000 shares of common stock. The agreement is terminable at will by either party at any time, but provides for severance payments in the event of termination of the employee by the company for any reason other than misconduct, disability or following a change in control of the company. In the event the termination occurs within six (6) months of the date of employment, Mr. Cordial shall receive severance payments equal to three (3) months of salary, bonus and health insurance premiums. In the event the termination occurs more than six (6) months following the date of employment, Mr. Cordial shall receive severance payments equal to six (6) months salary, bonus and health insurance premiums. In addition, if the termination is due to a change in control that occurs more than 12 months following the date of employment, Mr. Cordial shall receive 12 months salary, bonus and health care premiums.

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has furnished the following report:

Overview

This report relates to compensation decisions made by the compensation committee (the “Committee”). The material in this report is not “soliciting material” and this report shall not be deemed incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent it specifically incorporates this information by reference in such filing.

The Committee, which consists of Peter Sperling, Michael Noling, and Jerry Murdock, is responsible for establishing and administering our executive compensation policies. This report addresses the compensation policies for the fiscal year ended June 30, 2005 as they affected Mr. Hofstatter, in his capacity as President and Chief Executive Officer, as well as other senior executives.

General Compensation Policy

The objectives of our executive compensation program are to:

•	provide a competitive compensation package that will attract and retain superior talent and reward performance;

•	support the achievement of desired Company performance; and

•	align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of common stock, thereby encouraging the achievement of superior results over an extended period.

Executive Officer Compensation Program

Our executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual discretionary incentive bonuses, which are based on the achievement of objectives and Company performance; and (iii) long-term discretionary incentive compensation in the form of periodic equity incentive grants, with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

The Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with us to attract and retain employees.

Base Salary

The Committee reviews base salary levels for executive officers on an annual basis. Base salaries are set competitively relative to companies in the telecommunications software industry and other comparable companies. In determining salaries the Committee also takes into consideration individual experience and performance. The Committee seeks to compare the salaries paid by companies similar in size and industry to us. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to our performance. In setting base salaries, the Committee also takes into account the level of competition among similar companies to attract talented personnel.

Annual Incentive Bonuses

At the beginning of each year, the board of directors approves a set of corporate objectives that the board believes are important to both the short-term and long-term success of the Company. Specific corporate objectives typically include revenue targets, net income targets, and corporate development milestones. The Committee establishes annual bonus targets for the Chief Executive Officer. At the beginning of each year, the Committee evaluates the Company’s performance against the stated corporate objectives for the previous year. At this time, the Committee determines the amount of Chief Executive Officer’s bonus based on the established bonus targets and a subjective assessment by the Committee of his progress toward achieving the established goals. Bonuses are generally paid semiannually for services rendered during the prior six-month period.

Long-term Incentive Compensation

Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of our common stock. The Committee believes that equity participation aligns executive officers’ interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the telecommunications software industry, as well as a broader group of companies of comparable size. In determining the amount of each grant, the Committee takes into account the number of shares held by the executive prior to the grant as well as the Company’s performance and the performance of the individual executive against the established goals.

Stock options are typically granted once each year for our senior executives. The Committee reviews management’s recommendations for option grants to senior executives, excluding the Chief Executive Officer, and makes its own independent determination of the option grants with respect to all executive officers based on the criteria described above. The annual stock option awards vest over a period of four years from the date of the grant and expire not more than ten (10) years after the date of grant. The per share exercise price for the annual grants is set at the per share closing trading price of the Company’s common stock on the day of the date of the grant.

Chief Executive Officer Compensation

Consistent with the Company’s compensation policy set forth above, the Committee set Mr. Hofstatter’s base salary for 2005 at $275,000. In determining whether to pay a bonus to Mr. Hofstatter for the fiscal year ended June 30, 2005, the Committee evaluated, among other factors, both Mr. Hofstatter’s individual performance and the Company’s performance in relation to revenue and net income goals. On the basis of all relevant factors, the Committee elected not to pay a bonus to Mr. Hofstatter for the fiscal year ended June 30, 2005.

The Committee believes that the levels of compensation for Mr. Hofstatter are consistent with the range of salary and bonus levels received by his counterparts in companies in the telecommunications software industry and other comparable companies.

Tax Considerations

The Committee’s compensation strategy is to be cost and tax effective. Therefore, the Committee’s policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but that may not always qualify for full tax deductibility.

The Compensation Committee of the Board of Directors of CallWave, Inc.

Peter Sperling, Chair

Michael S. Noling

Jerry Murdock

OTHER INFORMATION

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on September 30, 2004, the date our shares began trading, and ending on June 30, 2005 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market and the Nasdaq Telecommunications Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act during the fiscal year ended June 30, 2005, were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee reviews and approves in advance all related-party transactions.

In February 2004, the Company entered into an agreement with Insight Venture Management, LLC, an affiliate of Insight Venture Associates IV, LLC, a stockholder of the Company, to make available to it certain of Insight’s business development personnel to assist the Company with market assessment, research and analysis. Under the terms of this agreement, the Company pays Insight $75,000 for a year, payable in four quarterly installments at the end of each calendar quarter. The price paid in this transaction was determined by considering the market rate for business development personnel possessing similar skills and experience. The Company terminated this agreement in February 2005.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in a charter adopted by the board of directors, which is publicly available on the Company’s website at www.callwave.com. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2005, the audit committee periodically:

•	reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2005 with management and Ernst & Young LLP, our Independent Registered Public Accounting Firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the scope and results of the audit, including with respect to (i) their responsibilities under generally accepted auditing standards; (ii) significant accounting policies; (iii) management judgments and estimates; (iv) any significant accounting adjustments; (v) any disagreements with management; and (vi) any difficulties encountered in performing the audit; and

•	received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. The audit committee further discussed with Ernst & Young LLP that firm’s independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Each of the directors who serves on the Audit Committee is “independent,” within the meaning of the rules of Nasdaq and meets the financial literacy and expertise requirements of Nasdaq and regulations promulgated by the Securities and Exchange Commission. The Audit Committee has adopted a written charter. During fiscal 2005, the Audit Committee met eight times.

Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 for filing with the SEC. The audit committee also recommended to the Board the reappointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2006, and the Board has concurred in that recommendation.

Members of the Audit Committee of the Board of Directors of CallWave, Inc.

Michael Noling, Chair Jeffrey O. Henley Jerry Murdock

ELECTION OF DIRECTORS

(Notice Item 1)

On October 12, 2005 the board of directors nominated Jeffrey O. Henley and Michael S. Noling for election as directors at our 2005 Annual Meeting of Stockholders. The board of directors currently consists of six members, classified into three (3) classes as follows: Jeffrey O. Henley and Michael S. Noling are the Class I directors with a term that expires at the annual meeting of stockholders in 2005 (the “Class I directors”); David S. Trandal is a Class II director with a term that expires at the annual meeting of stockholders in 2006; and Peter V. Sperling, David F. Hofstatter and Jerry Murdock are the Class III directors with a term that expires at the annual meeting of stockholders in 2007 (the “Class IIII directors”). At each annual meeting of stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms are expiring.

The board of directors has nominated Mr. Henley and Mr. Noling for election as directors at the annual meeting for a term of three (3) years to serve until the 2008 annual meeting of stockholders and until their respective successors are elected and qualified.

Nominees for Election

Jeffrey O. Henley Director since 2004 Age 60	Mr. Henley has served as a director since June 2004. Since January 2004, Mr. Henley has served as chairman of Oracle Corporation, a software company. From May 1991 to July 2004, Mr. Henley served as the chief financial officer and executive vice president of Oracle Corporation. Mr. Henley received a bachelor of arts degree in economics from the University of California, Santa Barbara, and a masters of business administration in finance from the University of California, Los Angeles.

Michael S. Noling Director since 2004 Age 67	Mr. Noling has served as a director since July 2004. Mr. Noling has been a member of the board of directors of Web Associates, Inc., a company providing product support for website applications, since February 2000 and has served as a member of the board of directors and chairman of the audit committee of EarthShell Corporation, a food service packaging company, from March 2001 to May 2002. Mr. Noling previously served as president and chief executive officer of Wavefront Technologies, a software company, from September 1993 to June 1995. From 1995 until 2000, Mr. Noling served as a member of the board of directors of numerous private companies. Mr. Noling received a bachelor of science degree in engineering, a bachelor of arts degree in commerce and a masters of business administration degree, all from the University of Wisconsin, Madison.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Mr. Henley and Mr. Noling. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted affirmatively at the annual meeting is required to elect each nominee as a director.

The Board Of Directors Recommends The Election Of Jeffrey O. Henley and Michael S. Noling As Directors, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Thereof Unless A Stockholder Has Indicated Otherwise On The Proxy.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

The audit committee has appointed Ernst & Young LLP, Independent Registered Public Accounting Firm, to audit our financial statements for the fiscal year ending June 30, 2006. The board of directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal years June 30, 2002 through 2005. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended June 30, 2005 and 2004 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2005	2004
Audit fees:(1)	$438,211	$566,754
Audit related fees:(2)	12,265	—
Tax fees:(3)	17,655	24,754
All other fees:(4)	—	—

Total	$513,131	$591,508

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and our public offering of common stock.
(2)	Audit related fees consisted principally of fees for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.
(3)	Tax fees consist principally of assistance with matters related to U.S. tax planning as well as tax compliance and reporting.
(4)	All other fees consisted principally of those associated with services not captured in the other categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, which apply to us as of the date of our initial public offering, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements and includes fees in the areas of tax compliance, tax planning and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting is required to ratify the audit committee’s appointment of the independent public accountants.

The Board Of Directors Recommends A Vote To Ratify The Appointment Of Ernst & Young LLP, An Independent Registered Public Accounting Firm, As Our Independent Auditors, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Of Such Ratification Unless A Stockholder Indicates Otherwise On The Proxy.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

(Notice Item 3)

That the Certificate of Incorporation of the Corporation will be amended by adding to the Certificate of Incorporation a new Article XII to read in its entirety as follows:

“ARTICLE XII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII.”

Directors of corporations incorporated in the State of Delaware, such as ours, have duties of loyalty and due care to the corporation and its stockholders. The Delaware General Corporation Law permits each Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the duty of due care as a director, subject to certain limitations.

It is necessary for us to be able to attract and retain quality directors. In order to do so, we must provide Board members with appropriate protections from liability consistent with the protections afforded by other corporations with whom we compete for qualified directors. Many of those other corporations include in their charter a provision comparable to that which we are proposing to add to our Certificate of Incorporation. The frequency of litigation against corporations, the considerable expense in defending such lawsuits (regardless of the substantive merits), and the inherent uncertainties in any litigation, all make the question of personal liability a very real concern for directors and potential directors. The Board of Directors believes that our stockholders are better served by directors who are free to reasonably exercise their best business judgment, and that the proposed amendment to the Certificate of Incorporation will achieve that objective in a manner consistent with the approach generally being taken in the marketplace.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting is required to approve the proposed amendment to our Certificate of Incorporation.

The Board Of Directors Recommends A Vote To Approve the Amendment to the Certificate of Incorporation, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Of Such Amendment Unless A Stockholder Indicates Otherwise On The Proxy.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics will be made available to stockholders without charge, upon request, in writing to the Chief Financial Officer at 136 W. Canon Perdido, Suite A, Santa Barbara, CA 93101. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within five business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the SEC and the Nasdaq Stock Market.

OTHER MATTERS

The board of directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.callwave.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Chief Financial Officer, 136 W. Canon Perdido Street, Suite A, Santa Barbara, California 93101.

By Order of the Board of Directors

/s/ David S. Trandal
DAVID S. TRANDAL
Secretary

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

CALLWAVE, INC.

TO BE HELD ON DECEMBER 13, 2005

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

¯Please detach along perforated line and mail in the envelope provided.¯

Know all Men by These Presents, that the undersigned stockholder of CallWave, Inc., constitutes and appoints David F. Hofstatter and C. Stephen Cordial, or either of them, the attorneys and proxies of the undersigned with full power of substitution to vote for and in the name, place, and stead of the undersigned at the Annual Meeting of the Stockholders of CallWave, Inc., to be held at the Center Stage Theater, 751 Paseo Nuevo, Santa Barbara, California 93101, on December 13, 2005, at 10:00 a.m., and at any adjournment thereof, upon the following matters (which are more fully explained in the accompanying Proxy Statement):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

1.	Election of Directors	Jeffery O. Henley Michael S. Noling	☐ Vote FOR all nominees		☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any individual nominee, write the name of the nominee in the box provided to the right.)

2.	To ratify the selection of Ernst & Young LLP as Corporation’s independent auditors for the fiscal year ending June 30, 2006		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an amendment to the Corporation’s Certificate of Incorporation		☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐	Indicate changes below:	Date

Please sign exactly as name appears on this card. If stock is held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.